EXHIBIT 99.1

Press Release

Trend Mining Co.: Drilling Recommences at Diabase Peninsula Property, Athabasca Basin, Saskatchewan

DENVER, June 8, 2006 (PRIMEZONE) — Trend Mining Company (OTC BB:TRDM.OB — News) is pleased to announce that its partner, Nuinsco Resources (TSX:NWI.TO — News), has initiated the second phase of drilling at Diabase Peninsula, Saskatchewan. Following up on earlier strongly anomalous results, the Phase Two program, totaling at least 2,000 meters, will initially concentrate on the southern portion of the property where the most widespread and strongest anomalies occur. Phase-One drilling returned elevated levels of uranium mineralization and of key indicator minerals both in the Athabasca sediments and the underlying graphite- and sulfide-bearing basement rocks. All previous drill holes pierced the unconformity, beneath Athabasca sediments, and the pyrite and sulfide bearing Cable Bay Shear Zone — the source of geophysical anomalies and possible locus for uranium mineralization that underlies the entire property for 35 kilometres from north to south.

In addition to the drilling this past winter, a transient EM survey was completed on a grid established over the northern part of the claim group with demonstrated geophysical anomalies identified from a property wide airborne survey flown in 2005. Approximately 42 kilometers of grid line has been surveyed overlying the trend of the Cable Bay Shear Zone. The survey will trace and define geophysical conductors known to underlie the Diabase Peninsula Property at depths exceeding 300 meters beneath the sediments of the Athabasca Basin. Electromagnetic surveys are used to identify the presence of graphite and sulfide, which can provide a favorable environment for uranium deposition. Diamond drilling by Nuinsco has shown the Cable Bay Shear Zone to be both graphite- and sulfide-bearing. Results of the survey will be reported when received by the Company.

About the Diabase Peninsula Property

The 21,900 hectare Diabase Peninsula Property encompasses coincident, highly prospective, alteration and geophysical signatures which are indicative of possible uranium mineralization. Located on the western shore of Cree Lake approximately five kilometers north of the southern boundary of the Athabasca Basin where sedimentary cover is relatively thin at 300 metres to 400 meters, the Diabase Peninsula property overlies the graphite-bearing Cable Bay Shear Zone which is considered to be an important potential host for uranium mineralization in this part of the Athabasca Basin

Trend Mining Company is a diversified, U.S.-based minerals company that offers investors exposure and leverage to discovery of precious and base metals. Trend’s properties include its royalty interest in the Andacollo gold mine in Chile, along with a compelling portfolio of PGM, base metal, and uranium exploration projects in the United States and Canada.  Trend is led by highly-qualified management and a strong Board of Directors. Trend stock trades on the OTC Bulletin Board (TRDM.OB).

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company’s ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

For further information, contact:
Thomas Loucks, President & CEO
Trend Mining Company
303-798-7363